Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 2-99967, 33-35951, 333-107159, 333-18523 and 333-38047, Form S-4 Nos. 333-10415 and 333-89437 and Form S-8 Nos. 333-04273, 333-17155, 333-41447, 333-72906, 333-36252, 333-92531, 333-122019 and 333-115922) of Hilton Hotels Corporation and subsidiaries of our report dated May 3, 2006, with respect to the combined balance sheets of the hotels division of Hilton Group plc as of December 31, 2004 and 2005, and the related combined statements of income, recognized income and expense and cash flows for each of the two years in the period ended December 31, 2005, included in this Current Report on Form 8-K, dated as of May 5, 2006.

ERNST & YOUNG LLP
London, England

/s/ ERNST & YOUNG LLP

May 5, 2006